                                               Filed pursuant to Rule 424(b)(3)
                                       Registration Statement File No. 333-10949


                   SUPPLEMENT NO. 1 DATED FEBRUARY 18, 1997
                                      TO
                      PROSPECTUS DATED DECEMBER 10, 1996
                      FOR MOLTEN METAL TECHNOLOGY, INC.

                5 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2006

        Since the date of the Prospectus, additional holders of the 5 1/2% Convertible Subordinated Notes due 2006 (the "Notes") of Molten Metal Technology, Inc. have requested that they be listed in the Selling Holders section of the Prospectus. Accordingly, the Prospectus is revised to include the following holders of Notes in the Selling Holders section thereof.

                                              Principal Amount of       Number of
                                                     Notes              Shares of
                                              Beneficially Owned      Common Stock
Selling Holder                                and Offered Hereby    Beneficially Owned (1)
--------------                                ------------------    ------------------
Lazard Freres & Co., LLC....................      $6,460,000                --
Winchester Convertible Plus, Ltd. ..........         750,000                --
Hughes Aircraft Company Master Retirement
  Trust ....................................         565,000                --
Foundation Account No. 1 ...................         250,000                --

----------

(1) Does not include shares of Common Stock issuable upon conversion of Notes.


        As a result of the addition of the Notes offered by the Selling Holders listed above, the total principal amount of Notes beneficially owned and offered by the Selling Holders is increased to $108,315,000.